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                                                                     Exhibit 8.2

                                                                    Form of WSGR
                                                                     Tax Opinion

                               [WSGR Letterhead]

                                August 6, 1997

The Indus Group, Inc.
60 Spear Street
San Francisco, California 94105

Ladies and Gentlemen:

     We have acted as counsel for The Indus Group, Inc., a California corporation ("Indus") in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement") dated as of June 5, 1997, among Indus, Newco Group, Inc. a Delaware corporation ("Newco") and TSW International, Inc., a Georgia corporation ("TSW"). This opinion is being delivered to you pursuant to Section 8.10 of the Reorganization Agreement. Pursuant to the Reorganization Agreement, Indus, Inc., a newly-formed Delaware subsidiaries of Newco ("Indus Sub") will merge with and into Indus and Indus will survive as wholly-owned subsidiary of Newco. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Joint Proxy Statement/Prospectus dated August 7, 1997 included in the registration statement on Form S-4 with the Securities and Exchange Commission, the Reorganization Agreement (including Schedules and Exhibits), and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also reviewed and relied upon certificates of officers of Indus and Newco respectively (the "Officers' Certificates").

     In connection with rendering this opinion, we have assumed or obtained representations (without any independent investigation) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. Any statement made in any of the documents referred to herein, "to the best of the knowledge' of any person or party is correct without such qualification;

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The Indus Group, Inc.
August 6, 1997
Page 2


     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

     4. The Merger will be reported by Indus and Newco on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

     5. The Shareholders of Indus will not at the Effective Time, have an existing plan or intent to dispose of an amount of Newco Common Stock to be received in the Merger (or to dispose of Indus Common Stock in anticipation of the Merger) such that the stockholders of Indus will not receive and retain a meaningful continuing equity ownership in Newco that is sufficient to satisfy the continuity of interest requirement as specified in Treasury Regulations
Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and judicial decisions.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates are true and correct at the Effective Time, then for federal income tax purposes: the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; (ii) Indus and Newco will each be a party to such a reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by Indus or Newco as a result of the Merger.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws.

     This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).


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The Indus Group, Inc.
August 6, 1997
Page 3


     No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of such Reorganization Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion has been delivered to you only for the purposes stated. It may not be relied upon for any other purpose or by any other person or entity and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,


                                        /s/WILSON SONSINI GOODRICH & ROSATI
                                        -------------------------------------
                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation